Exhibit 99.1

PENN TREATY ANNOUNCES EARNINGS RELEASE DELAY; EXPECTS
POSITIVE 4th QUARTER 2004 EPS FROM OPERATIONS

Allentown, PA – March 30, 2005 – Penn Treaty American Corporation (PTA – NYSE) today announced that it will defer the release of its 4th quarter 2004 earnings announcement due to its recently completed review of certain policy riders. As part of its actuarial review for the period ended December 31, 2004, the Company discovered that the inflation rider component of certain of its in-force policies was not properly identified in its administrative system. While the review yielded no material change to 2003 or 2004 earnings results, the Company determined that the reserves on approximately 2,500 inflation riders (out of approximately 65,000 riders and 200,000 base policies) issued as far back as 1987, were incorrectly compiled. As a result, the Company will increase its reserves related to years prior to 2003 by approximately $10 million, yielding a total reserve balance at December 31, 2002 of $817 million.

As a result of the process, the Company has evaluated the controls and procedures related to its actuarial coding for its remaining policies and riders and has determined that no other adjustments are required and earnings in 2003 and 2004 are not materially impacted. The Company added further that, while its past reserves have contained sufficient margin to support the impact of the additional riders, generally accepted accounting principles require a restatement.

The Company further announced that, due to the dedication of resources to fully investigate this development, its normal closing and audit process has been delayed. Therefore, it will defer its anticipated release of financial results and filing of its Form 10-K for the period ended December 31, 2004 for up to two weeks. The Company currently anticipates positive earnings per share from its core operations for the fourth quarter of 2004.

The Company intends to file notice of this restatement with the Securities and Exchange Commission on Form 8-K.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, its expectations for earnings per share from core operations. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:   Penn Treaty American Corporation
Contact:   Cameron Waite, Executive VP, Strategic Operations

   1.800.222.3469

cwaite@penntreaty.com